Exhibit 99.1

Diligent Corporation Appoints Seasoned SaaS Executive Michael Stanton as Chief Financial Officer to Drive Ongoing Market Momentum and Financial Growth

Former Blackboard Inc. Senior Vice President of Finance and Treasurer Brings to Diligent more than a Decade of Experience Delivering Consistent Revenue and EBITDA Growth

NEW ZEALAND — September 9, 2015 — Diligent Corporation (NZX: DIL), the Software-as-a-Service (SaaS) based platform for the secure electronic production, distribution and collaboration of confidential information for boards, committees and leadership teams, today announced the appointment of SaaS industry veteran Michael Stanton as Chief Financial Officer (CFO), effective September 8, 2015 US ET, reporting to President and Chief Executive Officer Brian Stafford. Stanton is responsible for the company’s global financial operations and corporate development.  Stanton succeeds interim CFO and Corporate Controller Alex Sanchez, who will stay on with Diligent as Vice President and Chief Accounting Officer.

“Michael’s long-term experience in scaling a SaaS business combined with his proven track record of maximizing shareholder value will be a tremendous asset to Diligent as we drive to the next level of growth,” Stafford said. “By bringing additional strength to our leadership team, I’m excited about the opportunity it gives us to accelerate our rapid emergence as a global leader in secure collaboration SaaS, while continuing to offer best in class customer experience to our global client base.”

Stafford added, “I want to thank Alex Sanchez who did a great job as interim CFO. I am pleased that he will stay on and continue to make improvements in Diligent’s accounting processes and internal controls.”

“On behalf of the board, I’d first like to thank Alex Sanchez for an excellent job and great effort over the past year as interim CFO,” Diligent Chairman David Liptak said. “Secondly, we are thrilled to welcome Michael Stanton as our new CFO.  I’m confident that his terrific financial experience and leadership skills will greatly support Diligent’s growth initiatives and profitability targets as we continue to build our business.”

Stanton joins Diligent with nearly 20 years of experience spanning business optimization, corporate finance, treasury and corporate development, most recently serving as Senior Vice President of Finance and Treasurer at SaaS-based education technology provider Blackboard Inc.  With more than a decade at Blackboard, Stanton helped lead the company’s successful IPO efforts, which catapulted Blackboard to the top of the education technology market.  He also helped grow the company to more than $650 million in revenue, and during his tenure he led more than $4 billion in equity and debt financings and 32 M&A transactions.

“Diligent’s impressive revenue growth and profitability is a testament to its stellar reputation for delighting clients and helping the world’s top executives and boards communicate and collaborate more securely,” Stanton said. “This is a tremendous time for SaaS solutions that tackle collaboration and productivity in an environment where compliance and risk exposure continue to increase in importance.  I look forward to working with Brian, the board, and the Diligent team to further the company vision and expand global awareness of Diligent and its impressive solutions.”

Prior to Blackboard, Stanton held leadership positions at the international financial and corporate communications consultancy, Dewe Rogerson, and CCA Companies Inc., where he was responsible for forecasting, budgeting and analysis of the company’s lodging and gaming business. He holds a BA in history from College of the Holy Cross.

About Diligent (NZX: DIL)

Diligent is the leading provider of secure corporate governance and collaboration solutions for boards and senior executives. Over 3,300 clients in more than 60 countries and on all seven continents rely on Diligent to provide secure, intuitive access to their most time-sensitive and confidential information, ultimately helping them make better decisions. The Diligent Boards (formerly Diligent Boardbooks) solution speeds and simplifies how board materials are produced, delivered and collaborated on via any device, removing the security concerns of doing this by courier, email and file sharing. Diligent is a publicly listed company (NZX:DIL) with nearly $US 100 million in annual recurring revenue, based on previously reported revenue retention rates. Visit www.diligent.com to learn more.

Safe Harbor Statement

Statements made in this press release that state Diligent’s or management’s intentions, beliefs, expectations, or predictions for the future are forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Readers are cautioned that these statements are only predictions and may differ materially from actual future events or results. All forward looking-statements are only as of the date of this press release and Diligent undertakes no obligation to update or revise them. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause Diligent’s actual results to differ materially from those projected in such forward-looking statements. For example, if we do not attract the most qualified and experienced employees our financial performance and revenue growth may suffer. Factors which could cause our actual results to differ materially from those projected in forward-looking statements include, without limitation, economic, competitive, regulatory and technological factors affecting Diligent Corporation’s operations, markets, products, services and other factors set forth in the Company’s Risk Factors included in its Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2015.

Investor inquiries: William Maina NZ toll free: 0800 995 082 International: +1-646-277-1236 william.maina@icrinc.com	Media inquiries: Geoff Senescall Ph: + 64 21 481 234 or ICR Inc. for Diligent Laura Anderson, Ph: 1-203-682-8267 DiligentPR@icrinc.com